EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES 27% FIRST QUARTER CORE PC POSTAGE REVENUE GROWTH AND 41% NON-GAAP EARNINGS PER SHARE GROWTH

Total Revenue including Non-Core Areas up 24% and

Non-GAAP Operating Income up 70%

LOS ANGELES – April 25, 2012 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced record results for the first quarter ended March 31, 2012.

Highlights for the first quarter:

●	Core PC Postage revenue (including small business, enterprise and high volume shipping customer segments) was $26.2 million, up 27% from the first quarter of 2011.

●	Total revenue (including core PC Postage revenue and non-core revenue from PhotoStamps and the enhanced promotion channel) was $28.3 million, up 24% compared to the first quarter of 2011.

●	PC Postage gross margin was 76.9%.

●	GAAP net income was $16.4 million or $0.95 per fully diluted share. This includes $1.3 million in stock-based compensation expense and a non-cash income tax benefit of $11.9 million.

●
Excluding the stock-based compensation expense and non-cash income tax benefit, non-GAAP income from operations was $5.7 million, non-GAAP net income was $5.8 million and non-GAAP net income per fully diluted share was $0.34.

"The first quarter of 2012 was a great quarter for us with strong financial performance and a set of new records across several key customer metrics,” said Ken McBride, Stamps.com Chairman and CEO.  “For the first quarter we matched our highest year-over-year growth rate in our core PC Postage revenue at 27%, we grew our total non-GAAP operating income by 70%, and we grew our total non-GAAP earnings per share by 41%.  In addition, we set quarterly records in many of our key customer metrics including the largest number of new customers ever acquired in our SOHO business and the largest sequential increase for our total paid customers since we began tracking that metric.  We also continued to see strong growth in our enterprise and high volume shipping areas.  As a result of the strength across all areas of our business, we raised our 2012 guidance today.”

First Quarter 2012 Detailed Results

Non-core PC Postage revenue from the enhanced promotion channel (online programs where additional promotions are provided directly by marketing partners) was $0.8 million, down 3% versus the first quarter of 2011. PhotoStamps revenue was $1.3 million, down 5% versus the first quarter of 2011, as the Company continues to reduce its investment in this area.  PhotoStamps gross margin was 21.6% and total gross margin was 74.3%.

As previously announced, the Company closed on the purchase of its new corporate headquarters for $13.4 million during the first quarter which was funded with the Company's existing cash and investments.  The positive cash flow generated from operations was offset by the building purchase and as a result, the Company's cash and investments decreased by $2 million from $69 million at the end of the fourth quarter of 2011 to $67 million at the end of the first quarter of 2012.

First quarter GAAP net income was $16.4 million. On a per share basis, total first quarter 2012 GAAP net income was $0.95 based on fully diluted shares outstanding of 17.2 million. First quarter 2012 GAAP net income was reduced by $1.3 million of stock-based compensation expense and was increased by a non-cash tax benefit of $11.9 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2012
All amounts in millions except	Non-GAAP	Stock-Based	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	Benefit	Amounts

Cost of Sales	$7.14	$0.13	-	$7.26
Research & Development	2.30	0.36	-	2.66
Sales & Marketing	9.81	0.30	-	10.11
General & Administrative	3.30	0.54	-	3.84

Total Expenses	22.55	1.32		23.87

Gross Margin	74.8%	(0.4%)	-	74.3%

Income (Loss) from Operations	5.74	(1.32)	-	4.42
Interest and Other Income	0.12	-	-	0.12

Pre-Tax Income (Loss)	5.87	(1.32)	-	4.55

Income Tax Benefit (Expense)	(0.10)	-	11.92	11.82

Net Income	$5.77	$(1.32)	$11.92	$16.36

On a diluted per share basis	$0.34	$(0.08)	$0.69	$0.95

Shares used in per share calculation	17.17	17.17	17.17	17.17

Excluding the stock-based compensation expense and non-cash income tax benefit, first quarter 2012 non-GAAP net income was $5.8 million or $0.34 per share based on fully diluted shares outstanding of 17.2 million. This compares to first quarter 2011 non-GAAP net income of $3.5 million or $0.24 per share based on fully diluted shares outstanding of 14.6 million.  Thus, non-GAAP first quarter 2012 net income and diluted earnings per share increased by 66% and 41%, respectively, compared to the same quarter last year.

Share Repurchase

The Company did not repurchase any shares during the first quarter of 2012. The Company’s current repurchase plan remains in effect through August 2012 with a remaining authorization of 1 million shares.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Loss (NOL) Update

Stamps.com currently has approximately $230 million in Federal NOLs and $125 million in State NOLs. The Company estimates that as of March 31, 2012, its ownership shift was approximately 17% compared with the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Business Outlook

Stamps.com currently expects fiscal 2012 total revenue to be in a range of $107.5 to $117.5 million. This compares to previous expectations for 2012 total revenue of $105 to $115 million. GAAP net income per share for 2012 is expected to be in a range of $1.80 to $2.00 including approximately $4 million of stock-based compensation expense and an $11.9 million non-cash tax benefit. Excluding the stock-based compensation expense and non-cash tax benefit, fiscal 2012 non-GAAP net income per fully diluted share is expected to be in a range of $1.35 to $1.55. This compares to the previous expectations of 2012 non-GAAP net income per fully diluted share of $1.25 to $1.45. Diluted shares for 2012 are projected to be in a range of 17.2 to 17.5 million compared to 15.2 million diluted shares in 2011. As a result, we expect that the year-over-year growth for 2012 non-GAAP net income will be approximately 15 to 20 percentage points higher than the year-over-year growth for 2012 non-GAAP diluted earnings per share.

Additionally, 2011 financial results contained $2.2 million of revenue and $1.7 million of income related to the initial recognition of PhotoStamps retail box breakage in the second quarter of 2011 whereas 2012 revenue and income from PhotoStamps retail box breakage is not expected to be material. For purposes of comparing annual growth rates excluding the initial recognition of PhotoStamps breakage, fiscal 2011 results without the second quarter breakage item would have been total revenue of $99.4 million and non-GAAP diluted earnings per share of $1.29.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past six fiscal years and current fiscal year to date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial table on page 2 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude such items as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2012	2011
Revenues:
Service	$21,387	$17,237
Product	3,929	3,365
Insurance	1,662	833
PhotoStamps	1,312	1,381
Other	3	1
Total revenues	28,293	22,817
Cost of revenues:
Service	4,239	3,580
Product	1,460	1,292
Insurance	535	262
PhotoStamps	1,029	1,090
Total cost of revenues	7,263	6,224
Gross profit	21,030	16,593
Operating expenses:
Sales and marketing	10,107	8,276
Research and development	2,657	2,273
General and administrative	3,845	3,460
Total operating expenses	16,609	14,009
Income from operations	4,421	2,584
Interest and other income, net	124	156
Income before income taxes	4,545	2,740
Income tax (benefit) expense	(11,815)	65
Net income	$16,360	$2,675
Net income per share:
Basic	$1.01	$0.18
Diluted	$0.95	$0.18
Weighted average shares outstanding:
Basic	16,250	14,484
Diluted	17,173	14,613

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2012	2011

ASSETS
Cash and investments	$67,304	$69,363
Accounts receivable	7,455	10,466
Other current assets	4,568	5,476
Property and equipment, net	17,989	2,165
Intangible assets, net	825	837
Deferred tax	28,041	16,125
Other assets	3,327	3,548
Total assets	$129,509	$107,980

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$13,737	$12,075
Deferred revenue	1,863	1,898
Total liabilities	15,600	13,973

Stockholders' equity:
Common stock	50	49
Additional paid-in capital	641,027	637,483
Treasury Stock	(123,472)	(123,472)
Accumulated deficit	(403,978)	(420,338)
Unrealized gain on investments	282	285
Total stockholders' equity	113,909	94,007
Total liabilities and stockholders' equity	$129,509	$107,980